Exhibit 99.1

EMERALD APPOINTS HERVÉ sEDKY AS PRESIDENT AND CHIEF EXECUTIVE OFFICER

Sedky Brings a Distinguished Track Record in Events and Business Travel

NEW YORK, NY – November 13, 2020 -- Emerald Holding, Inc. (NYSE:EEX) (“Emerald” or the “Company”) today announced that the Company’s Board of Directors has appointed Hervé Sedky to the position of President and Chief Executive Officer of Emerald. Mr. Sedky will assume his new role on January 5, 2021. Brian Field, Emerald’s Interim President and Chief Executive Officer, will continue to serve as the Company’s Chief Operating Officer.

“We are thrilled to have Hervé join the Emerald team. His long and successful career in leadership roles serving the business travel and events markets, along with his strategic acumen, transformative approach, and results-orientation are an ideal fit for Emerald’s next phase of growth,” said Kosty Gilis, Chairman of Emerald’s Board of Directors.

Mr. Sedky brings three decades of experience including, most recently, six years as President of Reed Exhibitions Americas, where he led a business of over 100 annual sector-leading events in North and South America. This highly-relevant role is complemented by a distinguished 20-year executive career at the American Express Company, where he held the title of Senior Vice President and General Manager of American Express Business Travel, guiding the growth of a $1 billion revenue business and serving on American Express’ senior management team.

“I am excited to join the world-class Emerald team and can't think of a better place to reinforce what people and businesses need most: human connections. If there is one thing we have learned personally and professionally from the ongoing pandemic, it is that nothing can replace the high value of the live, in-person experience. Emerald has already begun to demonstrate that face-to-face events can once again be staged safely. We will continue to enhance our customer experience with the extraordinary learning we have acquired this year and apply the kind of creativity we didn't think possible—the kind of innovation that will drive better results, better customer experience and value,” said Mr. Sedky.

“Hervé is a tremendous leader whom I have known as an industry colleague for some time; he demonstrates a fantastic blend of personal leadership, industry insight, and a keen customer focus. I am excited to work closely with him, as we together continue to accelerate Emerald’s pathways for growth, and build upon the many remarkable foundations we have put in place over this year,” said Mr. Field.

Mr. Gilis added, “On behalf of the entire Board, I would like to sincerely thank Brian for assuming the role of Interim President and CEO for the last year. He has very capably led the organization during what has been an unexpectedly turbulent time for the industry against the backdrop of the coronavirus pandemic, all while driving forward many important transformational initiatives for the business which have positioned Emerald to emerge stronger on the other side of the pandemic. The Board looks forward to continuing to work with Brian in his capacity as Chief Operating Officer.”

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About Emerald

Emerald is a leader in building dynamic, market-driven business-to-business platforms that integrate live events with a broad array of industry insights, digital tools, and data-focused solutions to create uniquely rich experiences. As true partners, we at Emerald strive to build our customers’ businesses by creating opportunities that inspire, amaze, and deliver breakthrough results. With over 140 events each year, our teams are creators and connectors who are thoroughly immersed in the industries we serve and committed to supporting the communities in which we operate.